Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES THIRD QUARTER 2018 EARNINGS

Third Quarter Highlights

•	Net income of $195.1 million and adjusted EBITDA of $398.3 million

•	Revised full year 2018 adjusted EBITDA forecast to $1.26 billion

Clayton, MO, October 29, 2018 - Olin Corporation (NYSE: OLN) announced financial results for the third quarter ended September 30, 2018.

Third quarter 2018 reported net income was $195.1 million, or $1.16 per diluted share, which compares to third quarter 2017 net income of $52.7 million, or $0.31 per diluted share. Third quarter 2018 adjusted EBITDA of $398.3 million excludes restructuring charges of $3.3 million, information technology integration and other costs of $9.6 million, and $88.5 million of insurance recoveries for environmental costs incurred and expensed in prior periods, net of related legal costs incurred in 2018. Third quarter 2017 adjusted EBITDA was $265.5 million. Sales in the third quarter 2018 were $1,872.4 million compared to $1,554.9 million in the third quarter 2017.

John E. Fischer, Chairman, President and Chief Executive Officer, said, “During the third quarter, Olin achieved the highest adjusted EBITDA level since the acquisition of the DowDuPont Chlorine Products businesses. Olin benefited from strong operating performances by both the Chlor Alkali Products and Vinyls and Epoxy businesses as well as improved chlorine, ethylene dichloride, and other chlorine-derivatives pricing. We also made significant progress on our de-leveraging initiatives, repaying $170 million during the third quarter, thereby reducing debt by $250 million during the first nine months of 2018.

“Fourth quarter 2018 adjusted EBITDA is forecast to decline from the third quarter levels reflecting:

•	Seasonally weaker demand for chlorine derivatives, epoxy resins, and commercial ammunition;

•	Higher ethylene costs, due to increased ethane pricing; and

•	Lower caustic soda prices.

We now believe full year 2018 adjusted EBITDA will be approximately $1.26 billion with upside opportunities and downside risks of approximately 2%. This reflects higher than previously anticipated ethylene costs, resulting from increased ethane prices, of approximately $25 million, lower expected caustic soda pricing of approximately $45 million, and lower Winchester results due to decreased commercial ammunition demand of approximately $15 million.”

MARKET OUTLOOK

“Going forward, we remain confident about the outlook for our chemicals businesses and believe Olin is uniquely positioned in these markets,” said Fischer.

Despite near-term declines in caustic soda prices, Olin continues to believe that the long-term supply and demand fundamentals for caustic soda remain positive. Long-term caustic soda demand growth from alumina, pulp and paper and inorganic chemicals is forecast to exceed long-term chlorine growth from PVC, water treatment, urethanes and refrigerants. The combination of steady global demand growth, chlor alkali capacity reductions in North America, Europe and China over the last two years, and minimal capacity additions support a favorable caustic soda outlook. Olin expects continued improvement in caustic soda pricing during the next several years.

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income and income taxes and includes the (losses) earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the third quarter 2018 were $1,051.1 million compared to $881.2 million in the third quarter 2017. The increase in the third quarter sales compared to the prior year was primarily due to increased caustic soda, chlorine, ethylene dichloride, and other chlorine-derivatives pricing. Third quarter 2018 segment earnings of $210.8 million improved compared to $129.7 million in the third quarter 2017, primarily due to higher pricing for caustic soda, chlorine, ethylene dichloride, and other chlorine-derivatives. The higher pricing was partially offset by higher raw material costs, primarily higher ethylene costs, due to increased ethane prices, and increased freight costs. The third quarter 2017 Chlor Alkali Products and Vinyls segment earnings were affected by $24.0 million of additional costs and unabsorbed fixed manufacturing costs associated with Hurricane Harvey. Chlor Alkali Products and Vinyls third quarter 2018 results included depreciation and amortization expense of $122.3 million compared to $106.8 million in the third quarter 2017.

EPOXY

Epoxy sales for the third quarter 2018 were $647.3 million compared to $489.9 million in the third quarter 2017. The increase in Epoxy sales was due to higher product prices and volumes. The third quarter 2018 segment income was $31.1 million compared to a segment loss of $1.7 million in the third quarter 2017. The increase in the Epoxy segment earnings was principally due to higher product prices, partially offset by higher raw material costs, primarily benzene and propylene. The third quarter 2017 Epoxy segment earnings were affected by $18.7 million of additional costs and unabsorbed fixed manufacturing costs associated with Hurricane Harvey. Epoxy third quarter 2018 results included depreciation and amortization expense of $25.2 million compared to $24.4 million in the third quarter 2017.

WINCHESTER

Winchester sales for the third quarter 2018 were $174.0 million compared to $183.8 million in the third quarter 2017. The decrease in sales was primarily due to lower shipments to commercial customers. Third quarter 2018 segment earnings were $10.3 million compared to $17.2 million in the third quarter 2017. The decrease in segment earnings was primarily due to higher commodity and other material costs, lower commercial ammunition volumes, a less favorable product mix, and lower selling prices partially offset by lower operating costs. Year-over-year third quarter commodity and other material costs increased by $4.2 million. Winchester third quarter 2018 results included depreciation and amortization expense of $4.9 million compared to $4.8 million in the third quarter 2017.

CORPORATE AND OTHER COSTS

During third quarter 2018, Olin settled certain disputes with respect to insurance coverage for costs at various environmental remediation sites for $120.0 million. Olin recognized a pretax gain of $110.0 million to the environmental provision, which was net of estimated liabilities of $10.0 million associated with claims by subsequent owners of certain of the settled environmental sites. Olin incurred legal costs of $10.5 million and $21.5 million in the third quarter and year-to-date 2018, respectively, related to the aforementioned insurance recoveries. Adjusted EBITDA excludes $88.5 million of the environmental insurance recoveries (net of legal costs incurred).

Other corporate and unallocated costs in the third quarter 2018 increased by $14.3 million compared to the third quarter 2017, primarily due to higher legal costs related to the environmental insurance recoveries and higher costs associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

NON-OPERATING PENSION INCOME

Non-operating pension income reflects the adoption of Accounting Standards Update 2017-07 and includes all components of pension and other postretirement benefits income (costs) other than service costs, which continue to be included within operating income and are allocated to the operating segments based on their respective census data. Costs of goods sold, selling and administration expense and operating segment results for 2017 have been restated to reflect this accounting change. Non-operating pension income included in the third quarter 2018 was $5.4 million compared to $8.4 million in the third quarter 2017.

CASH AND DEBT

The cash balance at September 30, 2018 was $156.7 million. During the first nine months of 2018, we repaid approximately $250 million of debt outstanding using available cash. Olin had no required debt repayments in 2018. Working capital increased $192.9 million in the first nine months of 2018 compared to a decrease of $11.4 million in the first nine months of 2017. The year-over-year working capital increase was partially due to improved selling prices and higher raw material costs. The $120 million receivable for the environmental insurance recoveries was collected in early October 2018.

During 2018, approximately 0.5 million shares of common stock were repurchased at a cost of $16.8 million.

DIVIDEND

On October 24, 2018, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on December 10, 2018, to shareholders of record at the close of business on November 9, 2018. This will be the 368th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

Olin management will host a conference call to discuss third quarter 2018 earnings at 10:00 A.M. ET on Tuesday, October 30, 2018. Associated slides, which will be available one hour prior to the call, and the conference call will be accessible via webcast through Olin’s website, www.olin.com. An archived replay of the webcast will also be available on the Investor Relations section of Olin’s website beginning at 12:00 P.M. ET. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. These statements may include statements regarding the October 2015 transaction to acquire the business (the Acquired Business) from DowDuPont, the expected benefits and synergies of the transaction, and future opportunities for the combined company following the transaction. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	failure to control costs or to achieve targeted cost reductions;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	complications resulting from our multiple enterprise resource planning systems and the conversion to one single system;

•	changes in, or failure to comply with, legislation or government regulations or policies;

•	the failure or an interruption of our information technology systems;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior credit facility;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	fluctuations in foreign currency exchange rates;

•	unexpected litigation outcomes;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	our substantial amount of indebtedness and significant debt service obligations;

•	the integration of the Acquired Business may not be successful in fully realizing the benefits of the anticipated synergies;

•	failure to attract, retain and motivate key employees;

•	our assumptions included in long range plans not realized causing a non-cash impairment charge of long-lived assets;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital; and

•	differences between the historical financial information of Olin and the Acquired Business and our future operating performance.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2018-19

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2018	2017	2018	2017
Sales	$1,872.4	$1,554.9	$5,311.1	$4,648.5
Operating Expenses:
Cost of Goods Sold (b)(c)	1,441.7	1,349.3	4,431.1	4,154.7
Selling and Administration (b)	110.8	91.1	321.6	268.8
Restructuring Charges(d)	3.3	9.2	13.7	25.9
Acquisition-related Costs(e)	0.4	1.1	1.0	12.5
Other Operating (Expense) Income (f)	(1.7)	—	6.4	(0.1)
Operating Income	314.5	104.2	550.1	186.5
Earnings (Losses) of Non-consolidated Affiliates (g)	0.4	0.5	(20.2)	1.5
Interest Expense (h)	59.2	53.1	184.0	158.0
Interest Income	0.3	0.4	1.1	1.0
Non-operating Pension Income (b)	5.4	8.4	16.2	25.5
Income before Taxes	261.4	60.4	363.2	56.5
Income Tax Provision (Benefit)	66.3	7.7	88.6	(3.7)
Net Income	$195.1	$52.7	$274.6	$60.2
Net Income Per Common Share:
Basic	$1.17	$0.32	$1.64	$0.36
Diluted	$1.16	$0.31	$1.63	$0.36
Dividends Per Common Share	$0.20	$0.20	$0.60	$0.60
Average Common Shares Outstanding - Basic	167.0	166.3	167.1	166.0
Average Common Shares Outstanding - Diluted	168.6	168.5	168.9	168.2

(a)	Unaudited.

(b)
Non-operating pension income reflects the adoption of Accounting Standards Update 2017-07 and includes all components of pension and other postretirement income (costs) other than service costs, which continue to be included within operating income. Reclassification adjustments to cost of goods sold and selling and administration expense for 2017 have been made to reflect this accounting change.

(c)	Cost of goods sold for both the three and nine months ended September 30, 2018 included pretax insurance recoveries for environmental costs incurred and expensed in prior periods of $110.0 million.

(d)
Restructuring charges for the three and nine months ended September 30, 2018 and 2017 were primarily associated with the 2016 closure of 433,000 tons of chlor alkali capacity across three separate Olin locations.

(e)	Acquisition-related costs for the three and nine months ended September 30, 2018 and 2017 were associated with our integration of the Acquired Business.

(f)
Other operating (expense) income for both the three and nine months ended September 30, 2018 included a $1.7 million loss on the sale of land. Other operating (expense) income for the nine months ended September 30, 2018 also included an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.

(g)	Earnings (losses) of non-consolidated affiliates for the nine months ended September 30, 2018 reflect a $21.5 million non-cash impairment charge recorded during the second quarter.

(h)	Interest expense for the three and nine months ended September 30, 2018 included $4.0 million and $11.9 million, respectively, of accretion expense related to the 2020 ethylene payment discount.

Olin Corporation
Segment Information(a)

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions)	2018		2017	2018	2017
Sales:
Chlor Alkali Products and Vinyls	$1,051.1		$881.2	$3,005.9	$2,583.2
Epoxy	647.3		489.9	1,794.4	1,549.5
Winchester	174.0		183.8	510.8	515.8
Total Sales	$1,872.4		$1,554.9	$5,311.1	$4,648.5
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls(b)	$210.8		$129.7	$490.7	$270.0
Epoxy	31.1		(1.7)	33.8	(11.0)
Winchester	10.3		17.2	34.1	61.3
Corporate/Other:
Environmental Income (Expense)(c)	110.8		(1.8)	104.1	(6.2)
Other Corporate and Unallocated Costs	(42.7)		(28.4)	(124.5)	(87.6)
Restructuring Charges(d)	(3.3)		(9.2)	(13.7)	(25.9)
Acquisition-related Costs(e)	(0.4)		(1.1)	(1.0)	(12.5)
Other Operating (Expense) Income(f)	(1.7)		—	6.4	(0.1)
Interest Expense(g)	(59.2)		(53.1)	(184.0)	(158.0)
Interest Income	0.3		0.4	1.1	1.0
Non-operating Pension Income(h)	5.4	8.4	8.4	16.2	25.5
Income before Taxes	$261.4		$60.4	$363.2	$56.5

(a)	Unaudited.

(b)
Earnings (losses) of non-consolidated affiliates are included in the Chlor Alkali Products and Vinyls segment results consistent with management’s monitoring of the operating segments. The earnings from non-consolidated affiliates were $0.4 million and $0.5 million for the three months ended September 30, 2018 and 2017, respectively, and $1.5 million for the nine months ended September 30, 2017. The losses of non-consolidated affiliates were $20.2 million for the nine months ended September 30, 2018, which reflect $21.5 million non-cash impairment charge recorded during the second quarter.

(c)
Environmental income (expense) for both the three and nine months ended September 30, 2018 included pretax insurance recoveries for environmental costs incurred and expensed in prior periods of $110.0 million.

(d)
Restructuring charges for the three and nine months ended September 30, 2018 and 2017 were primarily associated with the 2016 closure of 433,000 tons of chlor alkali capacity across three separate Olin locations.

(e)	Acquisition-related costs for the three and nine months ended September 30, 2018 and 2017 were associated with our integration of the Acquired Business.

(f)
Other operating (expense) income for both the three and nine months ended September 30, 2018 included a $1.7 million loss on the sale of land. Other operating (expense) income for the nine months ended September 30, 2018 also included an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.

(g)	Interest expense for the three and nine months ended September 30, 2018 included $4.0 million and $11.9 million, respectively, of accretion expense related to the 2020 ethylene payment discount.

(h)
Non-operating pension income reflects the adoption of Accounting Standards Update 2017-07 and includes all components of pension and other postretirement income (costs) other than service costs, which are allocated to the operating segments based on their respective census data. Operating segment results for 2017 have been restated to reflect this accounting change.

Olin Corporation
Consolidated Balance Sheets(a)

	September 30,	December 31,	September 30,
(In millions, except per share data)	2018	2017	2017
Assets:
Cash & Cash Equivalents	$156.7	$218.4	$255.9
Accounts Receivable, Net	1,009.2	733.2	729.5
Income Taxes Receivable	12.8	16.9	15.9
Inventories, Net	724.4	682.6	689.5
Other Current Assets	35.2	48.1	27.1
Total Current Assets	1,938.3	1,699.2	1,717.9
Property, Plant and Equipment (Less Accumulated Depreciation of $2,651.2, $2,333.1 and $2,222.8)	3,456.7	3,575.8	3,579.2
Deferred Income Taxes	24.8	36.4	141.1
Other Assets	1,159.6	1,208.4	1,215.6
Intangibles, Net	528.3	578.5	592.9
Goodwill	2,119.6	2,120.0	2,119.8
Total Assets	$9,227.3	$9,218.3	$9,366.5
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$0.9	$0.7	$81.7
Accounts Payable	709.4	669.8	613.5
Income Taxes Payable	22.1	9.4	9.6
Accrued Liabilities	341.3	274.4	294.5
Total Current Liabilities	1,073.7	954.3	999.3
Long-term Debt	3,336.4	3,611.3	3,663.5
Accrued Pension Liability	589.6	635.9	618.7
Deferred Income Taxes	548.6	511.2	1,055.5
Other Liabilities	756.1	751.9	731.0
Total Liabilities	6,304.4	6,464.6	7,068.0
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 240.0 Shares: Issued and Outstanding 166.8 Shares (167.1 and 166.4 in 2017)	166.8	167.1	166.4
Additional Paid-in Capital	2,276.9	2,280.9	2,267.7
Accumulated Other Comprehensive Loss	(571.3)	(484.6)	(470.0)
Retained Earnings	1,050.5	790.3	334.4
Total Shareholders’ Equity	2,922.9	2,753.7	2,298.5
Total Liabilities and Shareholders’ Equity	$9,227.3	$9,218.3	$9,366.5

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Nine Months Ended September 30,
(In millions)	2018	2017
Operating Activities:
Net Income	$274.6	$60.2
Losses (Earnings) of Non-consolidated Affiliates	20.2	(1.5)
Losses on Disposition of Property, Plant & Equipment	1.9	0.4
Stock-based Compensation	9.2	6.4
Depreciation and Amortization	451.0	411.4
Deferred Income Taxes	44.0	(17.5)
Qualified Pension Plan Contributions	(1.3)	(1.2)
Qualified Pension Plan Income	(11.1)	(20.3)
Changes in:
Receivables	(280.1)	(48.5)
Income Taxes Receivable/Payable	17.1	10.6
Inventories	(44.5)	(46.7)
Other Current Assets	4.5	3.1
Accounts Payable and Accrued Liabilities	110.1	92.9
Other Assets	(2.0)	7.7
Other Noncurrent Liabilities	(3.8)	(13.6)
Other Operating Activities	(3.5)	11.7
Net Operating Activities	586.3	455.1
Investing Activities:
Capital Expenditures	(274.5)	(210.0)
Payments Under Long-term Supply Contracts	—	(209.4)
Proceeds from Disposition of Property, Plant and Equipment	2.9	0.1
Net Investing Activities	(271.6)	(419.3)
Financing Activities:
Long-term Debt (Repayments) Borrowings, Net	(253.7)	127.6
Common Stock Repurchased and Retired	(16.8)	—
Stock Options Exercised	3.2	18.5
Dividends Paid	(100.3)	(99.6)
Debt Issuance Costs	(8.5)	(11.2)
Net Financing Activities	(376.1)	35.3
Net (Decrease) Increase in Cash and Cash Equivalents	(61.4)	71.1
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.3)	0.3
Cash and Cash Equivalents, Beginning of Period	218.4	184.5
Cash and Cash Equivalents, End of Period	$156.7	$255.9

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, acquisition-related costs and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax expense (benefit), other expense (income), restructuring charges and acquisition-related costs. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2018	2017	2018	2017
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$195.1	$52.7	$274.6	$60.2
Add Back:
Interest Expense	59.2	53.1	184.0	158.0
Interest Income	(0.3)	(0.4)	(1.1)	(1.0)
Income Tax Provision (Benefit)	66.3	7.7	88.6	(3.7)
Depreciation and Amortization	153.6	139.2	451.0	411.4
EBITDA	473.9	252.3	997.1	624.9
Add Back:
Restructuring Charges(b)	3.3	9.2	13.7	25.9
Acquisition-related Costs(c)	0.4	1.1	1.0	12.5
Environmental Recoveries, Net(d)	(88.5)	—	(88.5)	—
Information Technology Integration Project(e)	7.5	2.9	25.5	2.9
Certain Non-recurring Items(f)	1.7	—	15.2	—
Adjusted EBITDA	$398.3	$265.5	$964.0	$666.2

(a)	Unaudited.

(b)
Restructuring charges for the three and nine months ended September 30, 2018 and 2017 were primarily associated with the 2016 closure of 433,000 tons of chlor alkali capacity across three separate Olin locations.

(c)	Acquisition-related costs for the three and nine months ended September 30, 2018 and 2017 were associated with our integration of the Acquired Business.

(d)
Environmental recoveries, net for both the three and nine months ended September 30, 2018 included insurance recoveries for environmental costs incurred and expensed in prior periods of $110.0 million. The recoveries are reduced by $21.5 million of legal costs incurred during the nine months ended September 30, 2018 associated with the environmental recovery actions.

(e)
Information technology integration project charges for the three and nine months ended September 30, 2018 and 2017 were associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

(f)
Certain non-recurring items for both the three and nine months ended September 30, 2018 included a $1.7 million loss on the sale of land. Certain non-recurring items for the nine months ended September 30, 2018 also included a $21.5 million non-cash impairment charge associated with our investment in non-consolidated affiliates and an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.